                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (Amendment No. )

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Check the appropriate box:

      [ ]      Preliminary Proxy Statement
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               Rule 14a-6(e)(2))
      [x]      Definitive Proxy Statement
      [ ]      Definitive Additional Materials
      [ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             School Specialty, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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      [x]      No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

               1) Title of each class of securities to which transaction
                  applies:


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




                             SCHOOL SPECIALTY, INC.
                           1000 NORTH BLUEMOUND DRIVE
                            APPLETON, WISCONSIN 54914

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                SEPTEMBER 2, 1999



TO THE STOCKHOLDERS OF SCHOOL SPECIALTY, INC.:

         The 1999 Annual Meeting of Stockholders of School Specialty, Inc. will be held at the Park Plaza Paper Valley Hotel, 333 West College Avenue, Appleton, Wisconsin, on Thursday, September 2, 1999 at 10:00 a.m. Central Time for the following purposes:

         (1) To elect two directors to serve until the 2002 Annual Meeting of Stockholders as Class I directors;

         (2) To ratify the appointment of PricewaterhouseCoopers LLP as School Specialty's independent auditors for fiscal 2000; and

         (3) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

         Stockholders of record at the close of business on July 19, 1999 are entitled to notice of and to vote at the Annual Meeting.

         HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR STOCK PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.



                                                 Joseph F. Franzoi IV, Secretary
July 29, 1999

                             SCHOOL SPECIALTY, INC.
                           1000 NORTH BLUEMOUND DRIVE
                            APPLETON, WISCONSIN 54914
                                  JULY 29, 1999

                                 PROXY STATEMENT

         Unless the context requires otherwise, all references to "School Specialty," "we" or "our" refers to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday in April in each year. In this proxy statement, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 24, 1999 is referred to as "fiscal 1999").

         The enclosed proxy is solicited by the Board of Directors of School Specialty for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Time on Thursday, September 2, 1999 (the "Annual Meeting"). At the Annual Meeting, our stockholders will elect two Class I directors, each of whom will hold office until September 2002 and until his successor is duly elected and qualified. Our stockholders will also vote on whether to ratify PricewaterhouseCoopers LLP as our independent auditors for fiscal 2000.

         The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by us. No solicitation other than by mail is contemplated, except that officers or employees of School Specialty may solicit the return of proxies from certain stockholders by telephone. The Proxy Statement and the accompanying proxy together with our Annual Report to Stockholders (which includes our Annual Report on Form 10-K) are being sent to our stockholders commencing on or about July 29, 1999.

         Only stockholders of record at the close of business on July 19, 1999 (the "Record Date") are entitled to notice of and to vote the shares of common stock, $0.001 par value (the "Common Stock"), of School Specialty registered in their name at the Annual Meeting. As of the Record Date, School Specialty had outstanding 17,433,426 shares of Common Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the Record Date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

         Any stockholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of School Specialty.

         Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

         UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS CLASS I DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2000.

         DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF OUR COMMON STOCK ENTITLED TO VOTE AT A MEETING AT WHICH A QUORUM IS PRESENT. IN OTHER WORDS, THE TWO DIRECTORS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES. ANY VOTES ATTEMPTED TO BE CAST "AGAINST" A CANDIDATE ARE NOT GIVEN LEGAL EFFECT AND ARE NOT COUNTED AS VOTES CAST IN AN ELECTION OF DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST SHALL CONSTITUTE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS FOR FISCAL 2000. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT ON THE APPROVAL OF THE PROPOSAL.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table lists as of the Record Date (unless otherwise indicated) information regarding the beneficial ownership of shares of Common Stock by (i) each director and each of our most highly compensated executive officers (the "Named Officers"), (ii) each person believed by us to be a beneficial owner of more than 5% of the Common Stock and (iii) all directors and executive officers as a group. Except as otherwise indicated, the business address of each of the following is 1000 North Bluemound Drive, Appleton, Wisconsin 54914.

NAME AND ADDRESS                                   AMOUNT AND NATURE OF         PERCENT OF
OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP   OUTSTANDING SHARES (3)*
-------------------                                --------------------   -----------------------
Daniel P. Spalding (1)...........................         411,996                   2.3%
Ronald E. Suchodolski (1)........................          46,035                   *
Douglas Moskonas (1).............................          54,335                   *
Donald J. Noskowiak (1)..........................          59,705                   *
Richard H. Nagel (1).............................          46,061                   *
David J. Vander Zanden (1).......................         278,519                   1.6
Jonathan J. Ledecky (1)..........................         914,079                   5.0
Leo C. McKenna (1)...............................           9,239                   *
Rochelle Lamm Wallach (1)........................           4,950                   *
Jerome M. Pool...................................              --                  --
All executive officers and directors as a group
   (17 persons) (1)..............................       2,262,996                  11.8
Dresdner RCM Global Investors LLC (2)
Dresdner RCM Global Investors US Holdings
   LLC
Dresdner Bank AG
   Four Embarcadero Center
   San Francisco, California  94111..............       1,084,900                   6.2%

-----------------

*    Less than 1% of the outstanding Common Stock.

(1) Share amounts include options currently exercisable, or exercisable within 60 days after the Record Date, in the amount of 264,778 for Mr. Spalding, 46,021 for Mr. Suchodolski, 53,035 for Mr. Moskonas, 56,461 for Mr. Noskowiak, 46,021 for Mr. Nagel, 228,519 for Mr. Vander Zanden, 914,079 for Mr. Ledecky, 3,000 for Mr. McKenna, 3,000 for Ms. Lamm Wallach and 1,755,926 for all executive officers and directors as a group.

(2) Dresdner RCM Global Investors LLC ("Dresdner RCM"), Dredsner RCM Global Investors US Holdings LLC ("Dresdner RCM Global") and Dresdner Bank AG ("Dresdner Bank") have jointly filed a Schedule 13G with the Securities and Exchange Commission (the "SEC") reporting that they had, as of December 31, 1998, sole voting power over 928,000 shares of Common Stock (including 904,900 shares beneficially owned by Dresdner RCM and Dresdner RCM Global) and sole dispositive power over 1,084,900 (including 1,060,900 shares beneficially owned by Dresdner RCM and Dresdner RCM Global). Dresdner Bank's principal business office is located at Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany. The principal business address of both Dresdner RCM and Dresdner RCM Global is as indicated in the table.

(3)  Based on 17,433,426 shares of Common Stock outstanding as of the Record
     Date.

                            1. ELECTION OF DIRECTORS

         School Specialty's directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class I expires at the Annual Meeting. The Board of Directors proposes that the nominees described below, who are currently serving as Class I directors, be elected as Class I directors for a new term of three years ending at the 2002 Annual Meeting and until their successors are duly elected and qualified.

         The nominees have indicated a willingness to serve as directors, but if either of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

                        NOMINEES FOR DIRECTOR -- CLASS I

   NAME AND AGE OF DIRECTOR                       OFFICE
   ------------------------                       ------

     Jonathan J. Ledecky        Mr. Ledecky has served as a director and an
            Age 41              employee of School Specialty since June
                                1998.  He founded Building One Services
                                Corporation (formerly Consolidation Capital
                                Corporation) in February 1997 and serves as its Chairman and Chief Executive Officer. Mr.
                                Ledecky founded U.S. Office Products in October
                                1994, served as its Chairman of the Board until June 1998 and served as its Chief Executive
                                Officer until November 1997. Mr. Ledecky also serves as a director of Aztec Technology
                                Partners, Inc., Navigant International, Workflow
                                Management, USA Floral Products, UniCapital
                                Corporation and MicroStrategy Corporation. Mr.
                                Ledecky served from 1989 to 1991 as the
                                President of The Legacy Fund, Inc., and from
                                1991 to September 1994 as President and Chief
                                Executive Officer of Legacy Dealer Capital Fund,
                                Inc., a wholly-owned subsidiary of Steelcase
                                Inc. Prior to his tenure at The Legacy Fund,
                                Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied
                                Capital Corporation, an investment management company.

        Jerome M. Pool          Mr. Pool was appointed to the Board of Directors
            Age 63              of School Specialty in June 1999. Mr. Pool is a
                                self-employed business advisor/consultant to several private companies in Poland, Hungary and Bulgaria. He retired from Jantzen, Inc., a manufacturer of apparel, in 1992 having served as Chairman, President and Chief Executive
                                Officer since 1983. Prior to 1983, Mr. Pool served in various sales and management positions with Jantzen. Mr. Pool is presently serving as a director of Frederick Brewing Company, Pacific
                                University and the Portland State University
                                Business School. He has also served as a director of Pacific Metal Company, the Oregon
                                Independent College Foundation, the Salvation
                                Army, Waverly Children's Home and the University of Oregon Alumni Board.

                        CONTINUING DIRECTORS -- CLASS II
                              (TERM EXPIRING 2000)


   NAME AND AGE OF DIRECTOR                     OFFICE
   ------------------------                     ------

    David J. Vander Zanden      Mr. Vander Zanden became the President and
            Age 44              Chief Operating Officer of School
                                Specialty in March 1998. From 1992 to March
                                1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since completion of the spin-off from U.S. Office Products in June 1998.

    Rochelle Lamm Wallach       Ms. Wallach has served as a director of School
            Age 51              Specialty since the completion of the
                                spin-off from U.S. Office Products in June
                                1998.  Ms. Wallach is Chairman and Chief
                                Executive Officer of Precision Marketing
                                Partners, LLC and The Academy of Financial
                                Services Studies, LLC. Ms. Wallach was
                                associated with Strong Advisory Services, a division of Strong Capital Management, Inc., as its President from 1995 to March 1998. Prior to that time, she was President and the Chief
                                Operating Officer of AAL Capital Management, a mutual fund manager.


                        CONTINUING DIRECTORS -- CLASS III
                              (TERM EXPIRING 2001)

      Daniel P. Spalding        Mr. Spalding became Chairman of the Board and
            Age 44              Chief Executive Officer of School
                                Specialty in February 1998.  From 1996 to
                                February 1998, Mr. Spalding served as
                                President of the Educational Supplies and Products Division of U.S. Office
                                Products. From 1988 to 1996, he served as President, Chief Executive Officer and a director of School Specialty, Inc., a Wisconsin corporation ("Old School"), acquired by U.S. Office Products in July 1996. Prior to 1988, Mr. Spalding was an officer of JanSport, a manufacturer of sports apparel and backpacking equipment. Mr. Spalding was a co-founder of JanSport and served as President and Chief Executive Officer from 1977 to 1984.
                                Mr. Spalding has been a director of the
                                National School Supply and Equipment
                                Association since 1992 and completed his term as the association's Chairman in November 1997.

        Leo C. McKenna          Mr. McKenna has served as a director of School
            Age 65              Specialty since completion of the
                                spin-off from U.S. Office Products in June 1998.
                                Mr. McKenna is a self-employed financial consultant working with personal asset management, corporate planning, acquisitions, merger studies and negotiations. Mr. McKenna is currently on the Executive Committee of the Boston and New York Life Insurance Company, a subsidiary of Boston Mutual Life Insurance
                                Company. He is the founder and a director of Ledyard National Bank, where he also serves on the Investment Advisory Board and the Trust
                                Committee. He is a director and member of the John Brown Cook Foundation and an overseer and Chairman of the Finance Committee for the Catholic Student Center at Dartmouth College.

         The Board of Directors has standing Compensation and Audit Committees. The Board of Directors does not have a Nominating Committee. The Board of Directors held six meetings in fiscal

1999. Each director, except Mr. Pool, who was elected as a director on June 1, 1999, attended at least 75% of the meetings of the Board of Directors held during the period for which he or she served on the Board, and each director, except Mr. Pool, attended at least 75% of the meetings of the Board Committees, if any, on which the director served in fiscal 1999.

         The Compensation Committee is responsible for reviewing and, if appropriate, approving, the recommendations of our Chief Executive Officer and our President concerning the compensation of our executive officers and for administering our 1998 Stock Incentive Plan. The members of the Compensation Committee are Mr. Pool (Chairman), Mr. McKenna and Ms. Wallach, none of whom is an employee of School Specialty. Mr. Pool became a member and Chairman of the Compensation Committee upon his appointment as a director on June 1, 1999. The Compensation Committee did not formally meet in fiscal 1999 but acted by unanimous consent on one occasion.

     The Audit Committee is responsible for reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The members of the Audit Committee are Mr. McKenna (Chairman), Ms. Wallach and Mr. Pool. Mr. Pool became a member of the Audit Committee upon his appointment as a director on June 1, 1999. The Audit Committee held one meeting in fiscal 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our main office and warehouse facility, a 120,000 square foot building located in Appleton, Wisconsin, is leased from Bluemound Corporation. John S. Spalding, a former member of the Board of Directors of Old School and the father of Daniel P. Spalding, holds a one-third stake in Bluemound. Donald Killoren, father of Michael J. Killoren and uncle of Daniel P. Spalding, executive officers of School Specialty, also holds a one-third stake in Bluemound. The lease provides for annual payments of $196,000 through December 31, 2001. We believe that this transaction was as favorable as could be negotiated with third parties. We are currently negotiating a transaction to acquire this facility from Bluemound. It is expected that this transaction would be effected at a price not greater than fair market value as determined by an independent appraisal, net of any indebtedness assumed. We believe the total value of any such transaction (which includes assumed indebtedness) would be approximately $2.5 million.

         On June 30, 1998, we acquired Hammond & Stephens, Co. ("Hammond & Stephens"). We paid $16.5 million in cash for Hammond & Stephens. As the sole shareholders of Hammond & Stephens, Roger P. Pannier and his wife were the primary beneficiaries of this transaction. Mr. Pannier has subsequently been named the Executive Vice President of School Specialty for Hammond & Stephens and an executive officer of School Specialty.

         On August 17, 1998, we acquired the National School Supply Company, including its subsidiary Beckley-Cardy, Inc. ("Beckley-Cardy"). We paid $78.1 million in cash for Beckley-Cardy and refinanced $56.6 million of its debt with borrowings under our senior credit facility. Garett H. D. Reid received $123,000 in cash in connection with this transaction as payment for options held to purchase Beckley-Cardy stock. Mr. Reid has subsequently been named the Executive Vice President of School Specialty for Frey Scientific and an executive officer of School Specialty.

         On March 29, 1999, we acquired SmartStuff Development Corporation ("SmartStuff"). We paid $8.2 million for SmartStuff, of which $3.7 million was paid in cash and $4.5 million in shares of Common Stock (an aggregate of 204,778 shares were issued). As a selling shareholder of SmartStuff, Brian E. Chapin received 116,723 shares of Common Stock and $2.07 million in cash as consideration for the acquisition. Mr. Chapin has subsequently been named the Executive Vice President for SmartStuff and an executive officer of School Specialty.

                             EXECUTIVE COMPENSATION

         Summary Compensation Information. The following table sets forth the compensation paid by us for services rendered during fiscal 1999, fiscal 1998 and fiscal 1997 to the Named Officers.

                           SUMMARY COMPENSATION TABLE


                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                                 ------------
                                                        ANNUAL COMPENSATION(3)    SECURITIES
                                                        -----------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR   SALARY($)     BONUS($)    OPTIONS(#)    COMPENSATION($)
---------------------------                      ----   ---------     ---------  ------------   ---------------
Daniel P. Spalding (1)........................   1999    $225,000         $ --      332,520        $  1,072(4)
   Chairman of the Board and CEO                 1998     212,104       34,200           --              --
                                                 1997     178,846           --           --              --

Ronald E. Suchodolski (2).....................   1999    $146,017     $144,853       59,570       $      --
   Executive Vice President, Childcraft          1998     157,646       62,633           --              --
                                                 1997     141,535       30,000           --              --

Douglas Moskonas..............................   1999    $150,000     $ 89,625       69,970       $     433(4)
   Executive Vice President, School Specialty    1998     139,525           --           --              --
   Division                                      1997      97,266       44,500           --              --

Donald J. Noskowiak...........................   1999    $140,000     $ 97,790       71,703        $  1,345(4)
   Chief Financial Officer                       1998     110,000       25,080           --              --
                                                 1997      97,500           --           --              --

Richard H. Nagel (2)..........................   1999    $127,166     $101,232       59,570        $  1,108(4)
   Executive Vice President,                     1998     130,660       29,500           --              --
   Sax Arts and Crafts                           1997     118,000       29,500           --          32,000(5)

-----------

(1) On June 1, 1999, Mr. Spalding was granted options to purchase 30,000 shares of Common Stock at an exercise price of $15.00 per share, which represented the market price of our Common Stock on the date of grant. The options vest in increments of one-fourth of the total grant annually, beginning one year from the date of grant. This option grant, which occurred in fiscal 2000, is not reflected in the table. Because the option grant reflected, in part, his performance in fiscal 1999, Mr. Spalding did not receive a cash bonus for fiscal 1999.

(2) Mr. Suchodolski and Mr. Nagel joined School Specialty in May 1997 and July 1997, respectively. The compensation information included in this table includes the compensation received when employed by predecessor companies.

(3) On June 1, 1999, David J. Vander Zanden, our President and Chief Operating Officer, was granted options to purchase 30,000 shares of Common Stock at an exercise price of $15.00 per share, which represented the market price of our Common Stock on the date of grant. The options vest in increments of one-fourth of the total grant annually, beginning one year from the date of grant. Because the option grant reflected, in part, his performance in fiscal 1999, Mr. Vander Zanden did not receive a cash bonus for fiscal 1999. If he had, it is likely that he would have been included among our Named Officers.

(4)   Reflects 401(k) plan matching amount paid by School Specialty.

(5) Reflects Mr. Nagel's automobile allowance and stay-bonus compensation received from his prior employer.

      Option Grants. The following table provides information on options to acquire School Specialty Common Stock granted to the Named Officers during fiscal 1999.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                             --------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF      % OF TOTAL                             ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES     OPTIONS/SARS                               PRICE APPRECIATION FOR
                             UNDERLYING      GRANTED TO    EXERCISE                         OPTION TERM(3)
                            OPTIONS/SARS    EMPLOYEES IN     PRICE   EXPIRATION    -------------------------------
NAME                         GRANTED(#)     FISCAL YEAR     ($/SH)      DATE           5% ($)            10% ($)
----                        ------------    -------------  --------  ----------    ------------       ------------
Daniel P. Spalding.......     104,001(1)         4.5%        $16.80     4/28/07      $1,098,515        $2,783,841
                              228,519(2)         9.8          15.50     6/10/08       2,227,580         5,645,105
Ronald E. Suchodolski....      13,867(1)         0.6          19.93    12/12/07         173,797           440,437
                               45,703(2)         2.0          15.50     6/10/08         445,508         1,129,001
Douglas Moskonas.........       6,774(1)         0.3          29.43     5/13/06         125,370           317,713
                               17,493(1)         0.8          19.93    12/12/07         219,236           555,589
                               45,703(2)         2.0          15.50     6/10/08         445,508         1,129,001
Donald J. Noskowiak......       5,677(1)         0.2          29.43     5/13/06         105,064           266,254
                               20,323(1)         0.9          16.80     4/28/07         214,663           543,995
                               45,703(2)         2.0          15.50     6/10/08         445,508         1,129,001
Richard H. Nagel.........      13,867(1)         0.6          19.93    12/12/07         173,792           440,426
                               45,703(2)         2.0          15.50     6/10/08         445,508         1,129,001

-----------

(1) The options granted are non-qualified stock options which replace options that were previously granted by U.S. Office Products. Prior to June 9, 1998, School Specialty was a subsidiary of U.S. Office Products. On June 9, 1998, U.S. Office Products distributed all of its shares of School Specialty to its shareholders. The options were granted by School Specialty on June 10, 1998, have various exercise schedules based on the original date of grant by U.S. Office Products and expire ten years from the original date of grant. The options are exercisable at the market price on the original date of grant by U.S. Office Products, as adjusted by a fraction, the numerator of which is the initial public offering price of School Specialty Common Stock on June 10, 1998 and the denominator of which is the trading price of U.S. Office Products' common stock prior to the spin-off.

(2) The options granted are both qualified and non-qualified stock options which were granted on June 10, 1998, are exercisable in full on June 10, 1999 at $15.50 per share, expire on June 10, 2008 and become fully exercisable upon a change in control, as defined in the 1998 Stock Incentive Plan.

(3) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

         Option Exercises. The following table sets forth certain information regarding options held at the end of fiscal 1999 by Named Officers.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                   SHARES                      OPTIONS/SARS AT FY-END(#)          AT FY-END($)(1)
                                ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                            EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ------------   ------------   -----------   -------------   -----------   -------------
Daniel P. Spalding..........            --             --         2,389        330,131         $6,461       $1,188,897
Ronald E. Suchodolski.......            --             --           318         59,252             --          182,812
Douglas Moskonas............            --             --         3,945         66,025             --          182,812
Donald J. Noskowiak.........            --             --         2,291         69,412             --          237,778
Richard H. Nagel............            --             --           318         59,252             --          182,812

------------

(1)   For valuation purposes, an April 23, 1999 market price of $19.50 was used.

                  DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

         Non-management directors (other than Mr. Ledecky) are granted options to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors and 5,000 shares of Common Stock for each additional year of service. These options are granted at an exercise price equal to the fair market value on the date of grant and have three year vesting schedules. Non-management directors (other than Mr. Ledecky) are also paid an annual retainer of $20,000 plus $1,000 for each additional special meeting and committee meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors.

         As of June 10, 1998, Mr. Ledecky received options to purchase 914,079 shares of Common Stock under our 1998 Stock Incentive Plan (the "Plan"). The options were intended to compensate Mr. Ledecky for his services to us as an employee. The options have a per share exercise price equal to $15.50. Based on an exercise price of $15.50 per share and an assumed trading volatility index of the Common Stock of 35%, the estimated value of the options at the date of grant was approximately $2.6 million, net of taxes at an assumed 40% rate. Mr. Ledecky's options became fully exercisable on June 10, 1999. All unexercised options will expire ten years after the date of grant or, if applicable, as of the date Mr. Ledecky violates the non-competition agreement he entered into with us (see below).

         We entered into an employment agreement with Mr. Ledecky effective as of June 10, 1998 that implemented certain portions of an agreement that Mr. Ledecky had previously entered into with U.S. Office Products (the "Ledecky Services Agreement"). Under the employment agreement, Mr. Ledecky reports to the Board of Directors and senior management of School Specialty. In such capacity, Mr. Ledecky provides high-level acquisition negotiation services and strategic business advice. We can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Building One Services Corporation, U.S. Office Products and the three companies (besides School Specialty) whose shares were distributed to the shareholders of U.S. Office Products on June 9, 1998 (the "spin-off companies"). As an employee, Mr. Ledecky is subject to our generally applicable personnel policies and is eligible for such benefit plans in accordance with their terms. Under the Ledecky Services Agreement, we are required to pay Mr. Ledecky an annual salary of $48,000 through June 30, 2000. We may terminate Mr. Ledecky's employment for "cause," where cause consists of (1) his conviction of, or guilty or nolo contendere plea to, a felony demonstrably and materially injurious to us or (2) his violation of the non-competition provision (see below) as it relates to us.

         The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue until the later of June 10, 2000 or one year after Mr. Ledecky leaves our employ. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products, School Specialty or the three other spin-off companies within 100 miles of any location where U.S. Office Products or a spin-off company, as applicable, regularly maintains an office with employees. (For this purpose, "products or services" are those that U.S. Office Products or a spin-off company offered on or before January 13, 1998.) Notwithstanding this prohibition, Mr. Ledecky may serve in a policy making role (but not engage in direct personal competition) with respect to the following businesses: (1) any electrical contracting business that derives more than 50% of its revenues from electrical contracting and maintenance services, without regard to whether the business competes with certain activities of Aztec Technology Partners, Inc. (one of the spin-off companies) or any of its subsidiaries (collectively, "Aztec"); (2) any business whose revenue from certain activities that compete with Aztec is less than $15 million per year; (3) any business engaged in computer monitoring for facilities management; (4) businesses selling, supplying or distributing janitorial or sanitary products or services; (a) businesses managing or servicing office equipment (other than computers); (6) businesses providing Internet services; (7) UniCapital Corporation's current businesses (which include equipment leasing); or (8) U.S. Marketing Services, shelf-stocking and merchandising and point-of-purchase display creation business. The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away our managerial employees or from calling upon our customers to solicit or sell products or services in direct competition with us. Mr. Ledecky also may not hire away for Building One Services Corporation any person then or in the preceding one year employed by us.


                    EMPLOYMENT CONTRACTS AND RELATED MATTERS

         We have entered into employment agreements with Daniel P. Spalding and Richard H. Nagel, each of whom is a Named Officer, as well as certain of our other executive officers including David J. Vander Zanden.

         Daniel P. Spalding, Chief Executive Officer of School Specialty, entered into an employment contract with Old School on April 29, 1996 (School Specialty is the successor to this agreement). The contract has an initial term of four years but, unless terminated, is automatically extended at the end of each of the last three years of the initial term for another year. Mr. Spalding receives a base salary of at least $180,000 and participates in an incentive bonus plan which provides for an annual bonus up to 100% of base salary upon the attainment of profit and revenue objectives. Following the termination of his employment for any reason, Mr. Spalding has agreed not to compete with us for a period equal to the longer of two years or, in the case of early termination, the years remaining on his contract. If Mr. Spalding is terminated without cause, as defined in the contract, he is entitled to his entire base salary for the years remaining on the contract. In addition, Mr. Spalding may terminate his contract for good cause (e.g., a material, adverse change in his position or responsibilities or any material breach on our part) or within five days of a change in control of School Specialty, as defined in the agreement.

         Richard H. Nagel, President of Sax Arts and Crafts, entered into a four-year employment contract with Sax Arts and Crafts on June 27, 1997. Mr. Nagel receives an annual base salary of at least $125,000, and he participates in an incentive bonus plan based upon the attainment of profit and revenue objectives. Mr. Nagel also entered into a covenant not to compete agreement with Sax Arts and Crafts on June 27, 1997 for which he will receive consideration of $31,250 within ten days of the date of the termination of his employment with Sax Arts and Crafts (other than termination because of death). Pursuant to this agreement, following the termination of his employment for any reason, Mr. Nagel has agreed not to compete with Sax Arts and Crafts for one year. If Mr. Nagel is terminated without cause, he is entitled to receive his base salary for one year or until the end of the contractual term, whichever period is lesser.

         David J. Vander Zanden became President and Chief Operating Officer of School Specialty in March 1998. We entered into an employment contract with Mr. Vander Zanden on July 15, 1998. The contract has an initial term of two years, with automatic two-year extensions unless either party gives 90 days written notice of such party's intent not to renew. The employment contract provides for a base salary of $225,000 and participation in an incentive bonus plan based upon the attainment of profit and revenue objectives. The employment contract also contains a covenant not to compete upon termination of the agreement, and provides Mr. Vander Zanden the right to terminate the agreement upon a change of control in School Specialty, as defined in the agreement.


                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee was established after completion of our initial public offering in June 1998. The Compensation Committee consists of Mr. McKenna (Initial Chairman) and Rochelle Lamm Wallach, neither of whom is an employee of School Specialty. During the June 1999 Board of Directors meeting, Jerome Pool was added as the third member of the Compensation Committee and was elected its new Chairman effective June 1, 1999. The Compensation Committee is responsible for reviewing and, if appropriate, approving the recommendations of our Chief Executive Officer and our President concerning the compensation levels of our other executive officers. The compensation structure for our Chief Executive Officer and our President are governed by employment agreements. Our Chief Executive Officer's employment agreement pre-dates our spin-off from U.S. Office Products in June 1998. On a going-forward basis, the Compensation Committee will review and approve any modifications to these agreements. The Compensation Committee also administers our 1998 Stock Incentive Plan, with responsibility for determining the awards to be made under such plan. The Compensation Committee reviews compensation programs for executive officers in June of each year.

         Overview. The compensation structure for our executive officers consists in general of three principal components: base salary, annual cash bonus and periodic grants of stock options. Base salary determinations are an important ingredient in attracting and retaining quality personnel in a competitive market. Base salaries are set at levels based generally on subjective factors, including the individual's level of responsibility, experience and past performance record. In addition, a significant portion of compensation is directly related to and contingent upon our profitability based on objective performance criteria. Accordingly, our executives participate in cash bonus arrangements based on formulas and other criteria tied to the individual's profit center and/or School Specialty as a whole. Finally, to ensure that executive officers hold equity positions in School Specialty, which we think is important, stock options are granted to executives to enable them to hold equity interests at more meaningful levels than they could through alternative methods.

         Base Salary. With the exception of the base salary of David J. Vander Zanden and adjustments made to the base salary of Daniel P. Spalding, the base salaries of all of our executives for fiscal 1999 were established and carried forward in connection with our spin-off from U.S. Office Products in June 1998. Accordingly, the Compensation Committee did not have any input on these salaries. Mr. Vander Zanden's base salary was set by his employment agreement entered into in July 1998. Accordingly, the Compensation Committee did have the opportunity to review and approve this agreement. Mr. Spalding's base salary was set by his employment agreement entered into prior to the spin-off, but was adjusted upward by the Board, upon recommendation of the Compensation Committee, based on his performance during fiscal 1999 (as permitted by the agreement). On a going-forward basis, executive salaries for officers other than the Chief Executive Officer and the President will be recommended to the Committee by our Chief Executive Officer and our President and reviewed and, if appropriate, approved by the Committee. The salaries of our Chief Executive Officer and President will be governed by their employment agreements, with modifications reviewed and approved by the Committee.

         Cash Bonus. At the time of the spin-off, an executive bonus plan was established by the Board of Directors, but was not specifically reviewed or approved by the Compensation Committee. For corporate executives, this plan permits such persons to receive up to 100% of their base compensation in cash bonus and is tied to the operating profits of School Specialty as a whole. For divisional executives, the plan permits up to the same level of cash bonus compensation, but is tied primarily to the operating profits of the division in which each such person operates and partially to School Specialty as a whole. While the Compensation Committee did not have any input on the executive bonus plan when it was initially established, the Committee believes that the plan provides important incentives to executives thereby benefiting not only the executive but School Specialty as well. The Compensation Committee intends to continue the plan in fiscal 2000 with minor modifications. In June 1999, Messrs. Spalding and Vander Zanden each received an option grant which, in part, reflected fiscal 1999 performance. Because of these option grants, no separate cash bonus was paid to either of them for fiscal 1999.

         Equity Based Compensation. Our 1998 Stock Incentive Plan was established at the time of the spin-off. Under the Plan, the Compensation Committee determines the awards to be made to executive officers and others. With respect to our Chief Executive Officer and our President, the Committee bases its determination upon its long-term incentive goals as well as existing overall compensation. With respect to other executives, the Committee bases its determinations on recommendations made by management.

         CEO Compensation. Mr. Spalding's base salary is set pursuant to his employment agreement (subject to adjustment upon recommendation of the Compensation Committee). This agreement was negotiated with U.S. Office Products before the spin-off in June 1998. Mr. Spalding's employment agreement contains a bonus provision which was not implemented in fiscal 1999 due to the option grant discussed below. The Compensation Committee did not have any input on Mr. Spalding's employment agreement, although the Compensation Committee did recommend to the Board, and the Board approved, an upward adjustment in Mr. Spalding's base salary for fiscal 1999. For fiscal 1999, the Compensation Committee determined to issue to Mr. Spalding two stock option grants under the Plan. One such grant was made at the time of our initial public offering in June 1998 and the other was made in June 1999, in part, for fiscal 1999 performance. Because of the second option grant, Mr. Spalding did not receive a cash bonus for fiscal 1999. The Committee believes Mr. Spalding's compensation is appropriate given School Specialty's size and financial performance.

         In making compensation decisions, it is the Compensation Committee's current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended.


                           THE COMPENSATION COMMITTEE:

                            Jerome M. Pool (Chairman)
                                 Leo C. McKenna
                              Rochelle Lamm Wallach


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         With the exception of Leo C. McKenna, no member of the Compensation Committee has ever been an officer of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer. Mr. McKenna is a former officer of Old School.

                                PERFORMANCE GRAPH

         The following graph compares the total stockholder return on our Common Stock since our initial public offering on June 9, 1998 with that of the Russell 2000 Stock Market Index and a peer group index constructed by us. The issuers included in the peer group index are: Advantage Learning Systems, Inc. (ALSI), American Educational Products, Inc. (AMEP), Nobel Learning Communities, Inc.
(NLLI), National Computer Systems, Inc. (NLCS) and Scholastic Corporation
(SCHL). The total return calculations set forth below assume $100 invested on June 9, 1998, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through April 24, 1999. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.


School Specialty................ $100.00         $125.81
Peer Group...................... $100.00         $133.19
Russell 2000.................... $100.00         $ 95.59


                     2. RATIFICATION OF INDEPENDENT AUDITORS

         Upon recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending April 29, 2000. PricewaterhouseCoopers LLP has audited the financial statements of School Specialty since the fiscal year ended April 26, 1997. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from stockholders.

         If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of our independent auditors will be reconsidered by the Board of Directors.



                       SUBMISSION OF SHAREHOLDER PROPOSALS

         In accordance with our Amended and Restated By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2000 Annual Meeting of Stockholders and any other stockholder proposed business to be brought before the 2000 Annual Meeting of Stockholders must be submitted to us no later than July 4, 2000. Stockholder proposed nominations and other stockholder proposed business must be made in accordance with our Amended and Restated By-Laws which provide, among other things, that stockholder proposed nominations must be accompanied by certain information concerning the nominee and the stockholder submitting the nomination, and that stockholder proposed business must be accompanied by certain information concerning the proposal and the stockholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, stockholder proposals for consideration at the 2000 Annual Meeting of Stockholders of School Specialty must be received by us at our principal executive offices, 1000 North Bluemound Drive, Appleton, Wisconsin, 54914 on or before March 28, 2000. Proposals should be directed to Daniel P. Spalding, Chief Executive Officer. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.


                            PENDING LEGAL PROCEEDINGS

         No director or executive officer of School Specialty is an adverse party or has an interest adverse to School Specialty or its subsidiaries in any material pending legal proceeding.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, among others, to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, we believe that during fiscal 1999, all filing requirements were complied with, except that Melvin D. Hilbrown filed one late report.


                                3. OTHER MATTERS

         Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

         Stockholders may obtain a copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K, at no cost by writing to Karen A. Riching, Assistant Secretary, 1000 North Bluemound Drive, Appleton, Wisconsin, 54914.

                                    By Order of the Board of Directors,



                                    Joseph F. Franzoi IV, Secretary

                                   PROXY CARD
                             SCHOOL SPECIALTY, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned appoints Daniel P. Spalding and Donald J. Noskowiak, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of School Specialty, Inc. held of record by the undersigned on July 19, 1999 at the 1999 Annual Meeting of Stockholders of School Specialty, Inc. to be held on September 2, 1999 or at any adjournment thereof.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS AND "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.






                                (Continued and to be signed on reverse side.)

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE.
                         ANNUAL MEETING OF STOCKHOLDERS
                             SCHOOL SPECIALTY, INC.
                                SEPTEMBER 2, 1999


1. ELECTION OF DIRECTORS:
   (To serve until the 2002    1-Jonathan J. Ledecky   [ ] FOR all nominees      [ ] WITHHOLD AUTHORITY
   Annual Meeting and until    2-Jerome M. Pool            listed to the left        to vote for all
   their successors are                                    (except as specified      nominees listed
   elected and qualified)                                  below).                   to the left.


   (Instructions:  To withhold authority to vote for any         ---------------
   indicated nominee, write the number(s) of the nominee(s)      |             |
   in the box provided to the right.                             ---------------


2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS SCHOOL SPECIALTY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 29, 2000.

   [ ] FOR ratification of PricewaterhouseCoopers LLP

   [ ] AGAINST ratification of PricewaterhouseCoopers LLP

   [ ] ABSTAIN from voting on the ratification of PricewaterhouseCoopers LLP

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


   No. of Shares
                 -------------


                                            Date:
                                                  ------------------------------

   Check appropriate box
   Indicate changes below:


                                             -----------------------------------
                                                   (Signature of Stockholder)

   Address Change?  [ ]   Name Change?  [ ]



                                             -----------------------------------
                                               (Signature of Stockholder -
                                                    if held jointly)

                                             Please sign exactly as name appears
                                             hereon. When shares are held by
                                             joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.